HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Third Quarter and Nine Months 2008 Earnings

Norfolk, Va.: October 17, 2008 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB, Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the third quarter and first nine months of 2008.

Net income, after tax, for the quarter ended September 30, 2008 was $386,000, or $0.17 per diluted share, compared to net income, after tax, of $345,000, or $0.15 per diluted share, for the third quarter of 2007. Net income, after tax, for the first nine months of 2008 was $617,000, or $0.27 per diluted share, compared to net income, after tax, of $584,000, or $0.25 per diluted share, for the same period in 2007.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“We believe the Company is well-positioned to deal with these uncertain economic times. As of September 30, 2008, our tangible capital was 10.2% of our total assets. Our net interest margin for the third quarter of 2008 remained unchanged as compared to the third quarter of 2007. At the end of this quarter, our noninterest-bearing deposits were 30.6% of our total deposits, and our total core deposits, that is checking, savings and money market accounts, were 75.6% of our total deposits.

“Liquidity is now at a premium for all banks, large and small. At September 30, 2008, our loan to deposit ratio was only 81.1%, which should provide the Bank a high level of liquidity for future operations. Unlike many community banks, we have not relied on expensive and volatile funding sources such as brokered certificates of deposit or other high-yield certificates of deposit from other geographic areas. Furthermore, certificates of deposit represented only 24.4% of our deposit base as of September 30, 2008, so we do not anticipate having to compete aggressively with institutions seeking to obtain liquidity from this expensive funding source.

“Our non-performing assets were a remarkable 0.02% of assets at September 30, 2008, unchanged from June 30, 2008. This ratio would be outstanding and likely difficult to maintain even in the best of economic times. With the current economic climate being particularly stressful for consumers and small businesses, we have to expect some increases in non-performing assets and net charge-offs over the negligible levels that we have seen so far this year. However, at this time we do not foresee any changes in our net charge-offs or non-performing assets that would have any material impact on the soundness of the Bank.

“During the third quarter, we also undertook several initiatives designed to reduce the operating expenses of the Company, such as small staff reductions and the restructuring of our deposit courier program. We will continue to take all appropriate measures to operate our Company in an efficient and sound manner.”

Comparison of Operating Results for the Three Months Ended September 30, 2008 and 2007

Overview. The Company’s pretax income was $602,000 for the third quarter of 2008, compared to a pretax income of $517,000 for the third quarter of 2007. Compared to the third quarter of 2007, net interest income increased by $72,000, provision for loan losses decreased by $34,000, noninterest income decreased by $43,000 and noninterest expense decreased by $22,000. Net income, after tax, was $386,000, or $0.17 per diluted share, for the three months ended September 30, 2008, compared to a net income, after tax, of $345,000, or $0.15 per diluted share, for the three months ended September 30, 2007.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $72,000 in the third quarter of 2008 compared to the third quarter of 2007. This increase was primarily attributable to an increase in net interest spread from 2.58% to 3.06%. The net interest margin was 3.72% for the third quarter of both 2008 and 2007.

Provision for Loan Losses. The provision for loan losses decreased by $34,000, from $102,000 for the three months ended September 30, 2007 to $68,000 for the three months ended September 30, 2008.

Noninterest Income. Total noninterest income decreased by $43,000, from $791,000 in the third quarter of 2007 to $748,000 in the third quarter of 2008. This decrease was due to a decrease of $14,000 in service charges on deposits as well as a number of other miscellaneous items. As previously announced in July 2008, the Company recorded in the third quarter of 2008 a gain of $523,000 on the July 2008 sale of $28.5 million of FNMA and FHLMC mortgage-backed securities. This gain on sale in the third quarter of 2008 was offset by a $526,000 gain on the sale of the Bank’s Plume Street office in September 2007 that did not recur in 2008.

Noninterest Expense. Total noninterest expense was approximately $2.0 million for the third quarter of both 2008 and 2007.

Income Taxes. The Company’s income tax expense for the quarter ended September 30, 2008 was $216,000, which represented an effective tax rate of 35.9%, compared to income tax expense of $172,000 for the quarter ended September 30, 2007, which represented an effective tax rate of 33.3%.

Comparison of Operating Results for the Nine Months Ended September 30, 2008 and 2007

Overview. The Company’s pretax income was $972,000 for the first nine months of 2008, compared to pretax income of $875,000 for the first nine months of 2007, an increase of $97,000. Compared to the first nine months of 2007, net interest income increased by $258,000, provision for loan losses decreased by $37,000, noninterest income decreased by $147,000 and noninterest expense increased by $51,000. Net income, after tax, was $617,000, or $0.27 per diluted share, for the nine months ended September 30, 2008, compared to after-tax net income of $584,000, or $0.25 per diluted share, for the nine months ended September 30, 2007.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $258,000 for the first nine months of 2008 compared to the first nine months of 2007. This increase was primarily attributable to an increase in net interest spread from 2.61% to 2.97%. Our net interest margin declined by 4 basis points, from 3.78% for the first nine months of 2007 to 3.74% for the first nine months of 2008.

Provision for Loan Losses. Provision for loan losses decreased by $37,000, from $105,000 for the nine months ended September 30, 2007 to $68,000 for the nine months ended September 30, 2008.

Noninterest Income. Total noninterest income decreased by $147,000, from $1.4 million in the first nine months of 2007 to $1.2 million in the first nine months of 2008. This decrease was primarily related to a $64,000 decrease in service charges on deposits and nonrecurring gains of $22,000 related to sales of investments in subsidiaries in 2007.

Noninterest Expense. Total noninterest expense was approximately $6.0 million for both the nine month periods ended September 30, 2008 and 2007. An increase of $171,000 in courier expense in 2008 was partially offset by a $73,000 decrease in compensation expense and reductions in a variety of other operating expenses. The Company moved its courier operations in-house in October 2008 and expects future courier expense to decrease as a result of this initiative.

Income Taxes. The Company’s income tax expense for the nine months ended September 30, 2008 was $355,000, which represented an effective tax rate of 36.6%, compared to income tax expense for the nine months ended September 30, 2007 of $291,000, which represented an effective tax rate of 33.3%.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $13.0 million, or 5.6%, from $233.1 million at September 30, 2007 to $246.1 million at September 30, 2008. The increase in assets resulted primarily from a $27.3 million increase in the ending balance of loans held for investment, which was partially offset by a decrease in the balance of federal funds sold.

Funds Sold and Investment Securities. Total federal funds sold and investment securities available for sale were $49.0 million at September 30, 2008, compared to a combined balance of $69.0 million at September 30, 2007, reflecting a decrease in the combined balance of $20.0 million, or 29.0%.

Loans. Loans held for investment, net, at September 30, 2008 were $170.8 million, which represents an increase of $27.3 million, or 19.0%, from the September 30, 2007 loan balance of $143.5 million.

Asset Quality. The Company’s total nonperforming assets decreased to $52,000, or 0.02% of assets, at September 30, 2008, compared to $227,000, or 0.10% of assets, at September 30, 2007, attributable to a decrease in the balance of nonaccrual loans.

Deposits. Driven by growth in core deposits, total deposits increased by $7.4 million, or 3.6%, from $205.2 million at September 30, 2007 to $212.6 million at September 30, 2008. Core deposits, which are comprised of checking, savings and money market accounts, increased by $10.6 million, or 7.0%, from $150.2 million at September 30, 2007 to $160.8 million at September 30, 2008.

Average total deposits increased by $5.1 million, or 2.7%, from $186.0 million during the nine months ended September 30, 2007 to $191.1 million during the nine months ended September 30, 2008. Average core deposits increased by $9.7 million, offset by a $4.6 million decrease in the average balance of certificates of deposit, between the comparable nine –month periods.

Borrowed Funds. To fund asset growth, in addition to the increase in deposit balances, borrowed funds increased by $5.4 million, from $1.1 million at September 30, 2007 to $6.5 million at September 30, 2008, primarily due to an increase in FHLB borrowings.

Capital. Stockholders’ equity increased by $456,000, or 1.8%, from $24.7 million at September 30, 2007 to $25.1 million at September 30, 2008. Stockholders’ equity increased primarily as a result of a $570,000 increase in retained earnings and additional paid-in capital, offset by an $117,000 decrease in accumulated after-tax comprehensive income attributable to a decrease in the market value of the Company’s available-for-sale investment securities portfolio. At September 30, 2008, the Company’s equity to asset ratio was 10.2% and, based on the Bank’s regulatory capital ratios, was considered “well capitalized.”

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At September 30,
	2008	2007
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$11,699	$7,141
Federal funds sold	11,849	30,211
Securities available for sale, at fair value	37,158	38,831
Securities held to maturity, at cost	–	677
Loans, net
Held for investment, net of allowance for loan losses	170,817	143,530
Held for sale	–	152
Accrued interest receivable	668	808
Stock in Federal Reserve Bank, at cost	321	313
Stock in Federal Home Loan Bank of Atlanta, at cost	623	401
Premises and equipment, net	11,519	9,711
Other assets	1,430	1,327

Total assets	$246,084	$233,102

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest bearing	$65,135	$53,762
Interest-bearing	147,501	151,431

Total deposits	212,636	205,193

Federal Home Loan Bank Advance	5,000	–
Securities sold under agreements to repurchase	1,498	1,045
Other borrowings	–	50
Accrued interest payable	279	342
Other liabilities	1,526	1,783

Total liabilities	220,939	208,413

Stockholders’ equity
Common stock, $5 par value - authorized
3,000,000 shares; issued and outstanding: 2,279,252 shares at
September 30, 2008; 2,278,652 shares at September 30, 2007	11,396	11,393
Additional paid-in capital	6,297	6,134
Retained earnings	7,552	7,145
Accumulated other comprehensive income (loss), net	(100)	17

Total stockholders’ equity	25,145	24,689

Total liabilities and stockholders’ equity	$246,084	$233,102

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,454	$2,530	$7,398	$7,452
Taxable investment securities	308	491	1,212	1,413
Nontaxable investment securities	7	13	33	38
Dividends on FRB and FHLB stock	10	11	42	33
Interest on federal funds sold	53	190	135	587
Other interest income	1	3	4	9

Total interest income	2,833	3,238	8,824	9,532

Interest expense
Deposits	816	1,335	2,748	3,845
Borrowings	53	11	199	68

Total interest expense	869	1,346	2,947	3,913

Net interest income	1,964	1,892	5,877	5,619

Provision for loan losses	68	102	68	105

Net interest income after provision for loan losses	1,896	1,790	5,809	5,514

Noninterest income
Service charges on deposit accounts	111	125	316	380
Late charges and other fees on loans	10	12	43	51
Gains on sale of loans held for sale, net	24	14	91	97
Gains on sale of investment securities	523	–	528	1
Gain on sale of fixed assets	1	529	1	529
Other	79	111	232	300

Total noninterest income	748	791	1,211	1,358

Noninterest expense
Compensation	1,007	1,002	3,090	3,163
Data processing	132	127	409	387
Occupancy	193	272	599	571
Furniture and equipment	131	136	419	387
Taxes and licenses	72	54	204	163
Professional fees	71	66	231	286
Marketing	32	37	109	122
Telephone	25	31	75	95
Stationery and supplies	12	39	58	108
Loss on disposal or impairment of fixed assets	68	61	68	61
Loss on sale of investment securities	10	–	10	–
Other	289	239	776	654

Total noninterest expense	2,042	2,064	6,048	5,997

Income before provision for income taxes	602	517	972	875

Provision for income taxes	216	172	355	291

Net income	$386	$345	$617	$584

Earnings per common share
Basic	$0.17	$0.15	$0.27	$0.26

Diluted	$0.17	$0.15	$0.27	$0.25

Dividends per share	$0.06	$0.06	$0.18	$0.18

Weighted average shares outstanding – basic	2,278,840	2,278,652	2,278,715	2,278,555
Effect of dilutive stock options	18,223	20,878	16,151	16,038

Weighted average shares outstanding – assuming dilution	2,297,063	2,299,530	2,294,866	2,294,593

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Financial ratios
Annualized return on average assets	0.67%	0.63%	0.36%	0.36%
Annualized return on average equity	6.03%	5.58%	3.23%	3.18%
Average equity to average assets	11.07%	11.25%	11.16%	11.45%
Equity to assets, at period-end	10.22%	10.59%	10.22%	10.59%
Net interest margin	3.72%	3.72%	3.74%	3.78%

Per common share
Earnings per share – basic	$0.17	$0.15	$0.27	$0.26
Earnings per share – diluted	$0.17	$0.15	$0.27	$0.25
Book value per share	$11.03	$10.84	$11.03	$10.84
Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Common stock outstanding	2,279,252	2,278,652	2,279,252	2,278,652
Weighted average basic shares outstanding	2,278,840	2,278,652	2,278,715	2,278,555
Weighted average diluted shares	2,297,063	2,299,530	2,294,866	2,294,593

Asset quality
Nonaccrual loans	$44	$201	$44	$201
Accruing loans past due 90 days or more	8	26	8	26

Total nonperforming loans	52	227	52	227

Real estate owned, net	–	–	–	–

Total nonperforming assets	$52	$227	$52	$227

Nonperforming assets to total assets	0.02%	0.10%	0.02%	0.10%

Allowance for loan losses
Balance, beginning of period	$1,592	$1,382	$1,400	$1,373
Provision for loan losses	68	102	68	105
Loans charged-off	(57)	(102)	(58)	(111)
Recoveries	(7)	–	186	15

Balance, end of period	$1,596	$1,382	$1,596	$1,382

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.93%	0.95%	0.93%	0.95%